Exhibit 99.1
W. P. Carey Inc. Appoints Constantin H. Beier to Board of Directors

New York – March 11, 2022 – W. P. Carey Inc. (W. P. Carey, NYSE: WPC), a net lease real estate investment trust, today announced the appointment of Constantin H. Beier to its Board of Directors, effective immediately. He will serve as a member of the Audit Committee. Mr. Beier is the Chief Data Officer and a member of the Executive Leadership Team at Aon plc, a global professional services firm providing a broad range of risk, health and wealth solutions. He is based in London.

Jason Fox, Chief Executive Officer and Board Member at W. P. Carey, said: “Constantin’s wide-ranging experience in Europe at a large multinational company, including data management and governance, will be a valuable addition to our Board of Directors. We are thrilled to welcome him to the W. P. Carey Board.”

In addition to leading Aon’s global data office, Mr. Beier has held a number of positions during his 19-year tenure at Aon including, Head of Business Development for Aon Data & Analytic Services, COO for Aon Inpoint and CEO of Aon’s Centre for Innovation & Analytics, Dublin.

Mr. Beier holds a doctorate degree in legal studies from Heidelberg University. He currently serves as a board member of the Aon Singapore Centre for Innovation, Strategy and Management PTE Ltd., Aon Norway AS, Oslo, and Schule Schloss Salem, Germany’s largest boarding school.

Constantin H. Beier, said: “It’s an honor to join W. P. Carey’s Board of Directors and be a part of the long-term trajectory of the company that has been a pioneer in the net lease industry. I look forward to leveraging my skills to support W. P. Carey’s ongoing growth and commitment to delivering value to its shareholders.”

###

W. P. Carey Inc.

W. P. Carey ranks among the largest net lease REITs with an enterprise value of approximately $22 billion and a diversified portfolio of operationally-critical commercial real estate that includes 1,304 net lease properties covering approximately 156 million square feet as of December 31, 2021. For nearly five decades, the company has invested in high-quality single-tenant industrial, warehouse, office, retail and self-storage properties subject to long-term net leases with built-in rent escalators. Its portfolio is located primarily in the U.S. and Northern and Western Europe and is well-diversified by tenant, property type, geographic location and tenant industry.

www.wpcarey.com

Institutional Investors:
Peter Sands
1 (212) 492-1110
institutionalir@wpcarey.com

Press Contact:
Anna McGrath
1 (212) 492-1166
amcgrath@wpcarey.com